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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported)   July 3, 2002
                                                         ---------------



                              STONEPATH GROUP, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



           Delaware                       0-26929                 65-0867684
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(State or Other Jurisdic-         (Commission File Number)      (IRS Employer
 tion of Incorporation)                                      Identification No.)


Two Penn Center Plaza, Suite 605, Philadelphia, PA                  19102
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(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code 215-564-9193
                                                  -------------

                                 Not Applicable
                  ---------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events.

         On July 3, 2002, we granted options to purchase 2.5 million shares of our common stock to certain of our senior executive personnel. The options were granted at an exercise price of $1.30 (20% above the closing price of $1.08 as of July 2, 2002) and are subject to prorata annual vesting based upon continued employment with the Company (or its subsidiaries) for a period of three-four years subsequent to the grant date. The options were granted under the Stonepath Group, Inc. Amended and Restated 2000 Stock Incentive Plan. 1.9 million of the options were granted to our Chairman and Chief Executive Officer, Dennis L. Pelino. The remaining options were granted to other senior executive personnel. As part of an overall management retention program, we have also reserved for issuance approximately 700,000 additional options we intend to shortly grant to significant operating personnel identified by our recently formed integration committee.

         We have also accelerated the vesting of the options to purchase 1.8 million shares granted to Mr. Pelino in conjunction with his original employment with the Company during June 2001. These options had been granted at an exercise price of $.82, of which 600,000 had already vested with the remainder vesting to the extent of 400,000 per year through 2004.

         The acceleration of prior options and current grant of new options to Mr. Pelino reflects the culmination of our efforts to recognize his contribution to the Company as the principal founder and architect of our new logistics business and as the driving force behind the successful implementation of our new business model. The current grant was also intended to provide him with an additional incentive to continue in those efforts. During Mr. Pelino's tenure, we have completed the first three acquisitions that established our presence within the logistics industry and completed the transition from our prior internet business model.

         The current grant of options, plus the prior grant in June 2001, are intended to secure for Mr. Pelino a beneficial ownership interest in approximately 10% of the Company's securities on a fully diluted basis. Furthermore, in recognition of the growth in our capitalization that is likely to occur within the next several years, and to ensure an alignment of Mr. Pelino's interests with those of the Company's stockholders and provide him with sufficient retention and motivation over the long term, Mr. Pelino's grant is subject to an anti-dilution feature that is intended to retain for him his 10% interest in the Company for a period of two years. In that regard, the Company has agreed to grant to Mr. Pelino that number of additional options within the next two years (subject to applicable regulatory or shareholder approval) that are necessary for him to retain a 10% interest in the fully diluted capitalization of the Company. Additional options pursuant to this anti-dilution feature would be granted at then current market rates at the time of any such subsequent issuance.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           STONEPATH GROUP, INC.



Date: July 3, 2002                         By: /s/ Dennis L. Pelino
                                              ----------------------------------
                                               Name:  Dennis L. Pelino
                                               Title: Chairman and
                                                      Chief Executive Officer